Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Venture Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(4)

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(a)	80,500,000(1)	$27.00	2,173,500,000.00(3)	0.00015310	$332,762.85

Fees Previously Paid	Equity	Class A common stock, par value $0.01 per share	457(a)	57,500,000	$46.00	$2,645,000,000.00(3)	0.00015310	$404,949.50(4)
	Equity	Class A common stock, par value $0.01 per share	457(o)	—	—	$100,000,000.00(5)	0.00015310	$15,310.00

		Total Offering Amounts				$2,173,500,000.00(3)		$332,762.85

		Total Fees Previously Paid						$404,949.50

		Total Fee Offsets						—

		Net Fee Due						—

(1)	Includes up to 10,500,000 additional shares that the underwriters have the option to purchase from the Registrant, if any.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase from the Registrant, if any.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	Includes fees previously paid by the Registrant in connection with prior filings of the Registration Statement of $15,310.00.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 467(o) under the Securities Act.